Exhibit 99.1

NEWS RELEASE

Green Plains Renewable Energy, Inc. Reports Second Quarter 2011 Financial Results

•	Net income of $5.0 million

•	Diluted earnings per share of $0.14

OMAHA, NE (GLOBE NEWSWIRE) – July 27, 2011 – Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) announced today its financial results for the second quarter of 2011. Net income attributable to Green Plains for the quarter ended June 30, 2011 was $5.0 million, or $0.14 per diluted share, compared to $8.7 million, or $0.27 per diluted share, for the same period in 2010. Revenues were $861.4 million for the second quarter of 2011 compared to $453.4 million during the same period in 2010.

“Our strategy to diversify our business paid off for us in the second quarter,” said Todd Becker, President and Chief Executive Officer. “Corn oil production, marketing and distribution, and agribusiness accounted for 42% of segment operating income, allowing us to record our ninth consecutive quarter of profitability during a period of compressed ethanol industry margins. We expect the contribution from corn oil production to increase further as eight of our nine plants are fully operational and the ninth plant is expected to have corn oil extraction technology deployed by the end of the third quarter. We also produced and sold a record 184 million gallons of ethanol, which is a 41% increase over the second quarter of 2010,” Becker added.

Revenues for the six-month period ended June 30, 2011 were $1.7 billion compared to $0.9 billion for the same period of 2010. Net income for the six-month period ended June 30, 2011 was $12.7 million, or $0.34 per diluted share, compared to net income of $24.3 million, or $0.83 per diluted share, for the same period of 2010.

“We expect our profitability to improve sequentially over the next two quarters, as ethanol margins have expanded over the last 90 days. We have been able to lock away significant portions of our ethanol margins, all corn oil production will be online and the market remains strong for each of these products. Our agribusiness segment should have a solid finish in 2011 as crops around our facilities are currently in good shape,” commented Becker.

“Our joint venture, BioProcess Algae, has made excellent progress in the past 90 days,” Becker stated. “We are finishing the build out of a larger scale outdoor Grower HarvesterTM system over the next few months, and this deployment should produce algae in sufficient quantities for sale into food, feed and fuel markets. Work is underway on the development of a larger commercial platform of our Grower Harvester systems as we continue to verify scalability of this technology.”

EBITDA, which is defined as earnings before interest, income taxes, noncontrolling interests, depreciation and amortization, was $29.8 million for the second quarter of 2011 compared to $26.3 million during the same period of 2010. Green Plains had $164.2 million total cash and equivalents and $89.9 million available under committed loan agreements (subject to satisfaction of specified lending conditions and covenants) at June 30, 2011. EBITDA for the six-month period ended June 30, 2011 was $61.8 million compared to $59.5 million for the same period of 2010. For reconciliations of EBITDA to net income attributable to Green Plains, see “EBITDA” below.

Recent Business Highlights

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On June 6, 2011, Green Plains announced that it had completed the acquisition of 2 million bushels of grain storage located in Hopkins, Missouri. The grain elevator is located approximately 45 miles from the Company’s Shenandoah, Iowa ethanol production facility and increases our current grain storage capacity to 33 million bushels within the agribusiness segment.

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BioProcess Algae LLC is currently constructing an outdoor Grower HarvesterTM system at the Company’s Shenandoah ethanol facility. This system should begin algal biomass production in the next 60 days and will enable BioProcess Algae to continue proof of concept for co-location with carbon dioxide emitters on the path to commercialization and profitability. BioProcess Algae is planning to break ground on a five acre algae farm this fall at the same location with operations expected to begin in the spring of 2012.

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Conference Call

On July 28, 2011, Green Plains will hold a conference call to discuss its second quarter 2011 financial results. Green Plains’ participants will include Todd Becker, President and Chief Executive Officer, Jerry Peters, Chief Financial Officer, and Jeff Briggs, Chief Operating Officer. The time of the call is 11:00 a.m. ET / 10:00 a.m. CT. To participate by telephone, the domestic dial-in number is 800-580-5053 and the international dial-in number is 913-312-0836. The conference call will be webcast and accessible at www.gpreinc.com. Listeners are advised to go to the website at least 10 minutes prior to the call to register, download and install any necessary audio software. A slide presentation will be available on Green Plains’ website at http://investor.gpreinc.com/events.cfm. The conference call will also be archived and available for replay through August 4, 2011.

About Green Plains Renewable Energy, Inc.

Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) is North America’s fourth largest ethanol producer. The Company markets and distributes approximately one billion gallons of renewable motor fuel on an annual basis, including 740 million gallons of expected production from the Company’s nine ethanol plants located throughout the U.S. Green Plains also owns and operates grain handling and storage assets and provides complementary agronomy services to local grain producers through its agribusiness segment. Green Plains owns Blendstar LLC; a biofuels terminal operator with locations in the southern U.S. Green Plains is a joint venture partner in BioProcess Algae LLC, which was formed to commercialize advanced photo-bioreactor technologies for the growing and harvesting of algal biomass.

Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “goal,” “intends,” “plans,” “potential,” “predicts,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol and other industries in which the Company competes, commodity market risks, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, expected corn oil recovery rates, corn oil prices and operating expenses, risks related to closing and achieving anticipated results from acquisitions, risks associated with the Company’s joint venture to commercialize algae production and commercialize algae-related products and technology as well as market acceptance of such products, the growth potential of the algal biomass industry, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010 and in the Company’s subsequent filings with the SEC. Green Plains assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The cautionary statements in this report expressly qualify all of our forward-looking statements. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

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Consolidated Financial Results

The following are consolidated statements of operations for Green Plains (in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues	$861,393	$453,359	$1,673,546	$879,833
Cost of goods sold	826,314	422,687	1,601,018	811,687

Gross profit	35,079	30,672	72,528	68,146
Selling, general and administrative expenses	17,474	13,597	35,105	26,566

Operating income	17,605	17,075	37,423	41,580

Other income (expense)
Interest income	72	99	164	126
Interest expense	(9,255)	(5,659)	(16,811)	(10,315)
Other, net	(551)	(110)	(1,014)	(110)

Total other expense	(9,734)	(5,670)	(17,661)	(10,299)

Income before income taxes	7,871	11,405	19,762	31,281
Income tax expense	2,852	2,517	7,212	6,907

Net income	5,019	8,888	12,550	24,374
Net (income) loss attributable to noncontrolling interests	(37)	(204)	172	(114)

Net income attributable to Green Plains	$4,982	$8,684	$12,722	$24,260

Earnings per share:
Basic	$0.14	$0.28	$0.35	$0.84

Diluted	$0.14	$0.27	$0.34	$0.83

Weighted average shares outstanding:
Basic	36,415	31,359	36,308	28,956

Diluted	42,953	31,678	42,858	29,302

Revenues increased in the second quarter of 2011 compared to the same period of 2010 primarily as a result of the acquisitions of two ethanol plants from Global Ethanol, LLC in October 2010 and the Otter Tail ethanol plant in March 2011. Ethanol production volumes were higher, while operating margins per gallon were lower, in the second quarter of 2011 compared to the same period of 2010. Operating expenses increased as a result of the expanded scope of the business resulting from the acquisitions completed. These factors contributed to the overall increase in revenues of $408.0 million and an increase in operating income of $0.5 million in the second quarter of 2011 compared to the same period of 2010.

Interest expense increased $3.6 million in the second quarter of 2011 compared to the same period of 2010 due to additional debt issued to finance the acquisitions and the $90.0 million convertible debt offering completed in November 2010. Weighted average shares outstanding for diluted earnings per share purposes for the second quarter of 2011 reflect additional shares outstanding under the as-if-converted method of accounting for convertible debt. The following summarizes the effects of this method on net income attributable to Green Plains and weighted average shares outstanding for the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net income attributable to Green Plains	$4,982	$8,684	$12,722	$24,260
Interest and amortization expense related to convertible debt	1,443	—	2,884	—
Tax savings related to interest and amortization expense on convertible debt	(519)	—	(1,038)	—

Net income on an as-if-converted basis	$5,906	$8,684	$14,568	$24,260

Effect of convertible debt on weighted average shares outstanding - diluted	6,280	—	6,280	—

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Operating Segment Information

Green Plains’ operating segments are as follows: (1) production of ethanol and related distillers grains, collectively referred to as ethanol production, (2) corn oil production, (3) grain warehousing and marketing, as well as sales and related services of agronomy and petroleum products, collectively referred to as agribusiness, and (4) marketing and distribution of Company-produced and third-party ethanol, distillers grains and corn oil, collectively referred to as marketing and distribution. Selling, general and administrative expenses, primarily consisting of compensation of corporate employees, professional fees and overhead costs not directly related to a specific operating segment are reflected in the table below as corporate activities. The following are revenues, gross profit and operating income by segment for the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Revenues:
Ethanol production	$543,425	$240,550	$1,011,122	$490,603
Corn oil production	10,520	—	14,842	—
Agribusiness	125,535	62,565	239,579	104,846
Marketing and distribution	759,495	397,226	1,471,877	785,322
Intersegment eliminations	(577,582)	(246,982)	(1,063,874)	(500,938)

	$861,393	$453,359	$1,673,546	$879,833

Gross profit:
Ethanol production	$15,605	$18,443	$38,812	$50,202
Corn oil production	6,366	—	8,456	—
Agribusiness	6,133	5,675	12,075	8,444
Marketing and distribution	5,565	5,223	12,226	9,404
Intersegment eliminations	1,410	1,331	959	96

	$35,079	$30,672	$72,528	$68,146

Operating income:
Ethanol production	$11,593	$15,763	$31,020	$44,951
Corn oil production	6,339	—	8,408	—
Agribusiness	758	984	1,652	454
Marketing and distribution	2,493	2,390	5,119	3,731
Intersegment eliminations	1,419	1,331	984	96

Segment operating income	22,602	20,468	47,183	49,232
Corporate activities	(4,997)	(3,393)	(9,760)	(7,652)

	$17,605	$17,075	$37,423	$41,580

Intersegment revenues and corresponding costs are eliminated in consolidation and do not impact consolidated results. Certain amounts previously reported have been reclassified to conform to the current presentation.

Ethanol Production Segment

The table below presents key operating data within our ethanol production segment for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Ethanol sold	183,925	130,103	356,019	253,858
(thousands of gallons)

Distillers grains sold	514	373	1,001	729
(thousands of equivalent dried tons)

Corn consumed	64,804	46,424	125,175	91,059
(thousands of bushels)

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Revenues in the ethanol production segment increased by $302.9 million to $543.4 million for the second quarter of 2011 compared to the same period of 2010. Revenues for the second quarter of 2011 included production from the Lakota and Riga ethanol plants, which were acquired in October 2010, as well as production from the Otter Tail ethanol plant, which was acquired in March 2011.

Cost of goods sold in the ethanol production segment during the second quarter of 2011 increased by $305.7 million to $527.8 million compared to the same period of 2010. This increase was primarily due to an 18.4 million bushel increase in corn consumption and a 95.9% increase in the average cost per bushel during the second quarter of 2011 when compared to the same period of 2010. Depreciation and amortization expense for the ethanol production segment was $10.6 million during the second quarter of 2011 compared to $7.9 million during the same period of 2010. Operating income for the ethanol production segment for the second quarter of 2011 decreased by $4.2 million to $11.6 million compared to the same period of 2010. The reduction in operating income was primarily a result of lower operating margins per gallon when compared to the same period from the previous year.

Corn Oil Production Segment

In the second quarter of 2011, we redefined our operating segments to include corn oil production as a reportable segment. Corn oil production, which we initiated in October 2010, was previously reported as a component of our marketing and distribution segment. By June 30, 2011, we had deployed corn oil extraction technology at eight of our nine ethanol plants with plans to implement the technology at our recently-acquired Otter Tail plant by the end of third quarter of 2011. During the three months ended June 30, 2011, we produced 21.5 million pounds of corn oil which is double the amount reported for the first quarter of 2011, or 10.1 million pounds.

Agribusiness Segment

The table below presents key operating data within our agribusiness segment for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Grain sold	14,021	10,600	27,975	18,400
(thousands of bushels)

Fertilizer sold	34,902	32,400	38,010	32,526
(tons)

Agribusiness segment revenues increased by $63.0 million to $125.5 million for the second quarter of 2011 compared to the same period of 2010. Revenues were higher primarily due to increased grain volumes handled and grain prices in the second quarter of 2011. Gross profit for the agribusiness segment increased by $0.5 million for the second quarter of 2011 compared to same period in 2010, primarily due to increased grain volumes. Operating income was $0.8 million during the second quarter of 2011 compared to $1.0 million during the same period of 2010. The lower operating income was primarily the result of compressed margins on fertilizer sold in the second quarter when compared to 2010.

Marketing and Distribution Segment

Revenues in the marketing and distribution segment increased $362.3 million for the second quarter of 2011 compared to the same period of 2010. The increase in revenues was primarily due to increases in the volume and price of ethanol marketed. The Company sold 256.1 million gallons of ethanol within the marketing and distribution segment during the second quarter of 2011 compared to 227.9 million gallons sold during the same period of 2010. Volumes increased 12.4% due to the addition of the Lakota, Riga and Otter Tail plants. Gross profit for the marketing and distribution segment increased by $0.3 million for the second quarter of 2011 compared to the same period of 2010. Operating income was $2.5 million during the second quarter of 2011 compared to $2.4 million during the same period of 2010.

EBITDA

Management uses EBITDA to measure the Company’s financial performance and to internally manage its businesses. Management believes that EBITDA provides useful information to investors as a measure of comparison with peer and other companies. EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. EBITDA calculations may vary from company to company. Accordingly, our computation of EBITDA may not be comparable with a similarly-titled measure of another company.

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The following sets forth the reconciliation of net income attributable to Green Plains to EBITDA for the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net income attributable to Green Plains	$4,982	$8,684	$12,722	$24,260
Net income (loss) attributable to noncontrolling interests	37	204	(172)	114
Interest expense	9,255	5,659	16,811	10,315
Income taxes	2,852	2,517	7,212	6,907
Depreciation and amortization	12,646	9,222	25,225	17,873

EBITDA	$29,772	$26,286	$61,798	$59,469

Summary Balance Sheets

The following is condensed consolidated balance sheet information (in thousands):

	June 30,	December 31,
	2011	2010
ASSETS

Current assets	$515,956	$606,686
Property and equipment, net	788,639	747,421
Other assets	61,258	43,672

Total assets	$1,365,853	$1,397,779

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$295,301	$342,503
Long-term debt	524,157	527,900
Other liabilities	39,628	29,734

Total liabilities	859,086	900,137
Total stockholders’ equity	506,767	497,642

Total liabilities and stockholders’ equity	$1,365,853	$1,397,779

At June 30, 2011, Green Plains had $164.2 million in total cash and equivalents and $89.9 million available under committed loan agreements (subject to satisfaction of specified lending conditions and covenants). Total debt was $683.0 million, including $87.0 million outstanding under commodity and trade receivable revolvers in the marketing and distribution and agribusiness segments. Green Plains had total assets of approximately $1.4 billion and total stockholders’ equity of approximately $506.8 million. As of June 30, 2011, Green Plains had approximately 36.4 million common shares outstanding.

Company Contact:	Investor Contact:
Jim Stark, Vice President - Investor and Media Relations	John Baldissera
Green Plains Renewable Energy, Inc.	BPC Financial Marketing
(402) 884-8700	(800) 368-1217

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